As filed with the Securities and Exchange Commission on June 1, 2018.

Registration No. 333-225213

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AVROBIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	81-0710585
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Kendall Square

Building 300, Suite 201

Cambridge, MA 02139

(617) 914-8420

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Geoff MacKay

President and Chief Executive Officer

One Kendall Square

Building 300, Suite 201

Cambridge, MA 02139

(617) 914-8420

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arthur McGivern, Esq. James Xu, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Katina Dorton AVROBIO, Inc. One Kendall Square Building 300, Suite 201 Cambridge, Massachusetts 02139 (617) 914-8420	Patrick O’Brien, Esq. Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 (617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)(2)	AMOUNT OF REGISTRATION FEE(3)
Common Stock, par value $0.0001 per share	86,250,000	$10,739

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the offering price of shares that the underwriters may purchase pursuant to an option to purchase additional shares.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

AVROBIO, Inc. is filing this Amendment No. 1 (this “Amendment”) to its Registration Statement on Form S-1 (Registration No. 333-225213) (the “Registration Statement”) to file certain exhibits to the Registration Statement as indicated in Item 16 in the index to exhibits. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. Part I of the Registration Statement is unchanged and has therefore been omitted.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

AMOUNT
SEC registration fee		$10,739
FINRA filing fee		13,438
Nasdaq Global Market listing fee			*
Printing and mailing			*
Legal fees and expenses			*
Accounting fees and expenses			*
Transfer agent and registrar fees and expenses			*
Miscellaneous			*

Total	$		*

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our certificate of incorporation and bylaws to be in effect upon the closing of this offering that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

•	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•	we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriters against certain liabilities under the Securities Act and the Securities Exchange Act of 1934.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

(a) Issuances of Capital Stock

In November 2015, we sold an aggregate of 5,200,000 shares of common stock to our three founders and a consultant for nominal value.

In January 2016, we sold an aggregate of 4,800,000 shares of common stock to one stockholder for nominal value.

In January 2016, we sold an aggregate of 3,333,333 shares of our Series Seed preferred stock to one investor for aggregate consideration of approximately $1.5 million.

In July 2016, with subsequent closings in March 2017 and October 2017, we sold an aggregate of 31,450,499 shares of our Series A preferred stock to 4 investors for aggregate consideration of approximately $25 million.

In January 2018, we sold an aggregate of 28,285,557 shares of our Series B preferred stock to 15 investors for aggregate consideration of approximately $60.5 million and issued an additional 233,765 shares of our Series B preferred stock to one investor as partial consideration under a license agreement.

No underwriters were involved in the foregoing sales of securities. The sales of securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, as transactions by an issuer not involving a public offering. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b) Grants and Exercises of Stock Options and Restricted Stock Awards

We have granted stock options to purchase an aggregate of 7,391,214 shares of our common stock, with exercise prices ranging from $0.01 to $1.21 per share, to employees, directors and consultants pursuant to the Amended and Restated 2015 Stock Option and Grant Plan, or the 2015 Plan. No shares of common stock have been issued upon the exercise of stock options pursuant to the 2015 Plan.

In April 2016, we issued an aggregate of 666,667 shares of restricted stock to one employee under the 2015 Plan.

The issuances of the securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act or Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans. The shares of common stock issued upon the exercise of options are deemed to be restricted securities for purposes of the Securities Act.

(c) Issuance of Warrant

In June 2017, we issued a warrant to purchase an aggregate of 28,305 shares of our Series A preferred stock, with an exercise price of $0.7949 per share, to Silicon Valley Bank. No shares of Series A preferred stock have been issued upon the exercise of this warrant. The issuance of this warrant was deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT NO.	EXHIBIT INDEX

1.1*	Form of Underwriting Agreement

3.1**	Third Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect

3.2*	Amendment to Third Amended and Restated Certificate of Incorporation of the Registrant (to be adopted prior to the effectiveness of this registration statement)

3.3*	Form of Fourth Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon the closing of this offering)

3.4**	By-laws of the Registrant, as currently in effect

3.5*	Form of Amended and Restated By-laws (to be effective upon the closing of this offering)

4.1*	Form of Specimen Common Stock Certificate

4.2**	Second Amended and Restated Investors’ Rights Agreement among the Registrant and certain of its stockholders, dated January 9, 2018

4.3**	Warrant to Purchase Stock issued to Silicon Valley Bank, dated June 23, 2017

EXHIBIT NO.	EXHIBIT INDEX

5.1**	Form of Opinion of Goodwin Procter LLP (final opinion to be filed by amendment)

10.1#**	2015 Amended and Restated Stock Option and Grant Plan, as amended, and forms of award agreements thereunder

10.2#*	2018 Stock Option and Incentive Plan and forms of award agreements thereunder (to be effective upon the effectiveness of this registration statement)

10.3#*	Senior Executive Cash Incentive Bonus Plan

10.4#*	Form of Indemnification Agreement

10.5†	Exclusive License Agreement, by and between the Registrant and University Health Network, dated November 4, 2016, as amended

10.6†	License Agreement, by and between the Registrant and BioMarin Pharmaceutical Inc., dated August 31, 2017

10.7†**	Exclusive License Agreement, by and among the Registrant, Stefan Karlsson and Maria Dahl, dated January 30, 2017

10.8†**	License Agreement, by and between the Registrant and GenStem Therapeutics, Inc., dated October 2, 2017

10.9#*	Amended and Restated Employment Agreement, by and between the Registrant and Geoff MacKay (to be entered into in connection with this offering)

10.10#*	Amended and Restated Employment Agreement, by and between the Registrant and Nerissa Kreher, M.D. (to be entered into in connection with this offering)

10.11#*	Amended and Restated Employment Agreement, by and between the Registrant and Katina Dorton (to be entered into in connection with this offering)

10.12**	Lease Agreement, dated as of January 12, 2018, by and between the Registrant and ARE-MA Region No. 59, LLC

10.13**	Loan and Security Agreement, by and among the Registrant and Silicon Valley Bank, dated June 23, 2017

10.14#*	2018 Employee Stock Purchase Plan (to be effective upon the effectiveness of this registration statement)

21.1**	Subsidiaries of the Registrant

23.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included in page II-6)

*	To be included by amendment
**	Previously filed
†	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.
#	Indicates a management contract or any compensatory plan, contract or arrangement

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a)	The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on the 1st day of June, 2018.

AVROBIO, INC.
By:	/s/ Geoff MacKay
Geoff MacKay
President, Chief Executive Officer, and Principal Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following person in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ Geoff MacKay Geoff MacKay	Director, President, Chief Executive Officer, and Principal Executive Officer	June 1, 2018

* Katina Dorton	Chief Financial Officer and Principal Financial and Accounting Officer	June 1, 2018

* Bruce Booth, D.Phil.	Chairman of the Board of Directors	June 1, 2018

* Ian T. Clark	Director	June 1, 2018

* Annalisa Jenkins, M.B.B.S., F.R.C.P	Director	June 1, 2018

* Christopher Paige, Ph.D.	Director	June 1, 2018

* Scott G. Requadt	Director	June 1, 2018

* Joshua Resnick, M.D.	Director	June 1, 2018

*By:	/s/ Geoff MacKay
Geoff MacKay Attorney-in-fact